UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act Of 1934
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GRINDR INC.
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GRINDR INC.

SUPPLEMENT TO THE PROXY STATEMENT
FOR 2026 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 8:00 A.M. EASTERN TIME ON JUNE 2, 2026

This proxy statement supplement (this “Supplement”), dated April 30, 2026, supplements and amends the proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2026 (the “Proxy Statement”) relating to the proxies being solicited by the Board of Directors (the “Board”) of Grindr Inc., a Delaware corporation (the “Company” and “we,” “us” or “our”), in connection with the Company’s Annual Meeting of Stockholders to be held on June 2, 2026 (the “Annual Meeting”). This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

The primary purpose of this Supplement is to provide subsequent information contained in a press release dated April 30, 2026, relating to the nomination of three new directors, whose nomination is also described in the Proxy Statement.

Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from information contained in the Proxy Statement, the information in this Supplement updates the Proxy Statement. The Proxy Statement is supplemented as follows:

Grindr Nominates Three New Directors to Its Board of Directors

WEST HOLLYWOOD, Calif. – April 30, 2026 – Grindr Inc. (NYSE: GRND), the Global Gayborhood in Your Pocket™, today announced the nomination of Rob Solomon, Lisa Gersh, and Fadi Hanna to stand for election to its Board of Directors at the Annual Meeting of Shareholders on June 2, 2026.

Rob Solomon is a deeply seasoned technology CEO and operator in consumer internet and marketplaces. He has held CEO and COO roles at scaled platforms including GoFundMe, Groupon, and Kayak-predecessor SideStep, and is currently CEO of leading electric aviation company H55. Lisa Gersh is a CEO and long-tenured public company director with deep experience across consumer brands, media, and commerce. She has served on the Hasbro (NASDAQ: HAS) board since 2010 and has led businesses including Oxygen Media, GOOP, and Alexander Wang. Fadi Hanna is Chief Risk Officer at Bloomberg L.P., overseeing enterprise risk across the organization. He previously worked at J.P. Morgan and has served on the board of Immigration Equality.

“Over the last few years, we built a strong foundation for Grindr as a public company,” said George Arison, Chief Executive Officer of Grindr. “Now we’re strengthening the Board for the next chapter – adding more strategic and operating depth and governance experience. Rob and Lisa bring CEO experience running scaled, consumer-facing platforms and brands, and Fadi brings deep risk and oversight expertise. Together, they add key new elements to the help our Board can provide as we build.”

“The nomination of Rob, Lisa, and Fadi reflects our continued focus on strong, independent governance,” said J. Michael Gearon Jr., Lead Independent Director of Grindr. “We are adding directors with outstanding executive operating and governance experience who will help the Board support the company’s next phase and drive long-term value.”

Grindr conducted a comprehensive director search, including engagement across established search firms, to identify candidates with the operating and governance experience needed for the company’s next phase, and nominated Rob, Lisa, and Fadi from a broad slate of candidates.

For more information, visit investors.grindr.com.

ABOUT ROB SOLOMON

Rob Solomon is the Chief Executive Officer of H55, a Swiss-based leader in certified electric propulsion and energy storage systems for aviation, where he is driving the company’s U.S. expansion and commercialization of sustainable aviation technologies. With over 25 years of experience scaling high-impact technology platforms, Solomon previously served as Chairman and CEO of GoFundMe, transforming it into the world’s largest personal giving platform and overseeing billions in donations that supported medical, educational, and community causes. His career features consistent themes of operational excellence, rapid hyper-growth, and platform innovation: as President and COO of Groupon (NASDAQ: GRPN), he scaled the company from ~100 to over 5,000 employees with explosive revenue growth; earlier roles include leading Yahoo’s commerce business in the early 2000s, turning around Sidestep (merged by Kayak), and venture investing/advising at Accel Partners. He previously served on the Board of Directors for HomeAway and High Gear Media.

ABOUT LISA GERSH

Lisa Gersh is an experienced operating executive, public company board member, and strategic leader with deep expertise in scaling consumer-facing brands and platforms, currently serving on the boards of Starz Entertainment (Nasdaq: STRZ), Hasbro, Inc. (Nasdaq: HAS), and Jones Road Beauty. She previously served as CEO of multiple high-profile companies, including Martha Stewart Living Omnimedia (NYSE: MSO), GOOP (Gwyneth Paltrow’s lifestyle brand), and Alexander Wang, while earlier co-founding and serving as President & COO of Oxygen Media, which she helped grow and sell to NBCUniversal. Her career has covered brand innovation, operational excellence, consumer engagement, and transformative growth across media, lifestyle, e-commerce, and fashion, while leveraging a strong legal foundation from her early career as an attorney at Debevoise & Plimpton.

ABOUT FADI HANNA

Fadi Hanna is the Chief Risk Officer of Bloomberg LP, where he is responsible for identifying, monitoring, and mitigating against various risks within the company’s global operations. He oversees the global Risk program across the company’s financial, technology, data and media businesses. Prior to taking on the role of CRO, he served as the company’s Global Chief Compliance Officer for several years. Preceding this, he was a Managing Director of Compliance with J.P. Morgan in the Investment Bank and the Asset & Wealth management business, where he advised the leadership team on fiduciary and conflicts of interest compliance. Fadi also served as a board member for Immigration Equality, a leading LGBTQ+ non-profit organization providing free direct legal services, policy advocacy, and impact litigation for LGBTQ and HIV-positive immigrants.

ABOUT GRINDR INC.

With 15 million average monthly active users, Grindr has grown to become the Global Gayborhood in Your PocketTM, on a mission to make a world where the lives of our global community are free, equal, and just. Available in 190 countries and territories, Grindr is often the primary way for its users to connect, express themselves, and discover the world around them. Since 2015, Grindr for Equality has advanced human rights, health, and safety for millions of LGBTQ+ people in partnership with organizations in every region of the world. Grindr has offices in West Hollywood, the Bay Area, Chicago, and New York. The Grindr app is available on the App Store and Google Play.

Investors:
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